Exhibit 10.2

THE HANOVER INSURANCE GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT CONTINUITY PLAN

ARTICLE 1

Purpose

1.1	The purpose of the Plan is

(a)	to keep top management and other key employees focused on the interests of the Company’s shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to the possibility of, a Change in Control; and

(b)	to ensure that Participants do not (i) solicit or assist in the solicitation of employees, agents and/or policyholders of the Company or any affiliate for a specified period, or (ii) disclose any confidential or proprietary information of the Company or any affiliate prior to or after a Change in Control.

ARTICLE 2

Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Article:

2.1	Anticipatory Change in Control: (i) Any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) commences a tender offer for securities, which if consummated, would result in such person owning 20% or more of the combined voting power of the Company’s then outstanding securities, (ii) the Company enters into an agreement the consummation of which would constitute a Change in Control, (iii) the submission of one or more nominees for the position of director of the Company by a shareholder or group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board or the Committee determines might or is intended to result in a Change in Control of the Company, (iv) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) (1) becomes the beneficial owner, directly or indirectly, of capital stock of the Company in an amount which requires the filing of Schedule 13D or its equivalent form pursuant to the rules and regulations under the 1934 Act; and (2) such Schedule 13D or its equivalent filing indicates that the purpose of such capital stock acquisition is part of a plan or proposal that the Board or Committee determines could lead to a Change in Control; or (v) any other event occurs which is deemed to be an Anticipatory Change in Control by the Board or the Committee.

2.2	Board: The Board of Directors of The Hanover Insurance Group, Inc. or any successor entity thereto.

2.3	Cause: (i) The continued willful failure of a Participant to perform substantially his or her duties with the Company or any affiliate (other than any such failure resulting from the Participant’s incapacity due to disability within the meaning of the Company’s short-term disability plan as in effect at the time such determination is made) after ten (10) days prior written notice from the Board; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony; (iii) the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or any affiliate; (iv) the material breach by the Participant of any nondisclosure or nonsolicitation agreement with the Company or any affiliate, including but not limited to the agreement related to non-solicitation and other matters set forth on Appendix B and the agreement provided under Section 5.5 hereof; or (v) the willful violation of a posted Company policy applicable to all employees which violation is demonstrably and materially injurious to the Company or any affiliate. “Cause” may not be alleged except upon a determination by the Board of Directors of the Company or, after a Change in Control, the board of directors of the ultimate parent of the Company.

2.4	Change in Control: (i) The members of the Board at the beginning of any consecutive twenty-four (24) calendar month period (the “Incumbent Directors”) cease at any time during such period for any reason other than due to death, Disability or Retirement (in the event of a member’s death, Disability or Retirement, and for a period of up to four (4) months following such death, Disability, or Retirement, such member shall be deemed to continue as an Incumbent Director until such member’s seat on the Board is filled) to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of such Incumbent Directors shall be treated as an Incumbent Director; (ii) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, its affiliates, any employee benefit plan of the Company or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, except this provision shall not be applicable if the Company, in connection with raising capital (including through the issuance of debt or other securities which are convertible into securities with voting power), voluntarily agrees to issue to a “person” or a “group” (as defined above) in such a transaction, securities aggregating (when combined with securities owned by such person or group immediately prior to such transaction) 35% or more, but less than a majority, of the combined voting power of the Company’s then outstanding securities (but this exception shall not apply to any subsequent transfer, except to the extent agreed to by the Company, in writing, at the time such securities are issued); (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires the approval of the Company’s stockholders (excluding a corporate transaction involving solely the Company and its affiliates) (a “Business Combination”), unless the stockholders immediately prior to such Business Combination own more than 50% of the total voting power of the successor corporation resulting from such Business Combination and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to such Business Combination; (iv) the stockholders of the Company approve a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

2.5	Code: The Internal Revenue Code of 1986, as amended from time to time.

2.6	Committee: The Compensation Committee of the Board or such other committee or persons designated by the Board.

2.7	Company: The Hanover Insurance Group, Inc. or any successor entity thereto, including without limitation, the transferee of all or substantially all of the stock or assets of the Company.

2.8	Coverage Period: The period commencing on the date of termination of employment with the Company and its affiliates and ending on the date that is such number of days following the date of termination that is determined by multiplying 365 by the Participant’s applicable Multiplier, with the resulting product, if not a whole number, being rounded to the next highest whole number, but in no event less than six (6) months or more than one (1) year.

2.9	Disability: With respect to members of the Board, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

2.10	Effective Date: The date on which the Plan becomes effective as set forth in Section 3.1 hereof.

2.11	Excess Plan: Any nonqualified plan which provides supplementary retirement benefits for participants with compensation in excess of the section 401(a) (17) and section 415 limits of the Code, as from time to time amended.

2.12	Good Reason (Executive Tier Participants Only): For Executive Tier Participants, “Good Reason” shall have the following meaning: Upon or subsequent to a Change in Control, without the Participant’s express written consent, (i) any change in the authority, duties or responsibilities of the Participant that is inconsistent in any material and adverse respect with the Participant’s authority, duties or responsibilities immediately prior to the Change in Control; (ii) a reduction in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control; (iii) a reduction in the Participant’s annual short-term incentive compensation plan target award (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (iv) a reduction in the Participant’s annual long-term incentive compensation plan target award (but excluding the conversion of any equity incentive arrangement into a cash incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (v) a failure to provide benefits which are substantially similar in the aggregate to the lesser of (x) the benefits under the employee benefit plans in which the Participant is participating immediately prior to the Change in Control, or (y) the benefits under employee benefit plans available to comparably situated employees at the successor entity; (vi) any requirement that the Participant relocate to an office more than 35 miles from the facility where the Participant is located immediately prior to the Change in Control; or (vii) the failure of the Company to cause any successor entity to the Company to assume all obligations under the Plan as set forth in Section 7.3 hereof. Notwithstanding the foregoing with respect to subsections (ii), (iii) and (iv) above, reductions to a Participant’s annual base salary, target annual short-term incentive compensation and/or target long-term incentive compensation of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all executives in comparable positions at the successor entity.

2.13	Good Reason (Senior Management Tier Participants Only): For Senior Management Tier Participants, “Good Reason” shall have the following meaning: Upon or subsequent to a Change in

Control, without the Participant’s express written consent, (i) any change in the duties or responsibilities of the Participant that is inconsistent in any material and adverse respect with the Participant’s duties or responsibilities immediately prior to the Change in Control; provided, that the mere fact that the Company is no longer a public company or has become a subsidiary after the Change in Control shall not in and of itself constitute Good Reason hereunder; (ii) a reduction in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control; (iii) a reduction in the Participant’s annual short-term incentive compensation plan target award (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (iv) a reduction in the Participant’s annual long-term incentive compensation plan target award (but excluding the conversion of any equity incentive arrangement into a cash incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (v) a failure to provide benefits which are substantially similar in the aggregate to the lesser of (x) the benefits under the employee benefit plans in which the Participant is participating immediately prior to the Change in Control, or (y) the benefits under employee benefit plans available to comparably situated employees at the successor entity; (vi) any requirement that the Participant relocate to an office more than 35 miles from the facility where the Participant is located immediately prior to the Change in Control; or (vii) the failure of the Company to cause any successor entity to the Company to assume all obligations under the Plan as set forth in Section 7.3 hereof. Notwithstanding the foregoing with respect to subsections (ii), (iii) and (iv) above, reductions to a Participant’s annual base salary, target annual short-term incentive compensation and/or target long-term incentive compensation of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all senior management personnel in comparable positions at the successor entity.

2.14	Good Reason (Management/Key Employee Tier Participants Only). For Management/Key Employee Tier Participants, “Good Reason” shall have the following meaning: Upon or subsequent to a Change in Control, without the Participant’s express written consent, (i) a reduction in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control; (ii) a reduction in the Participant’s annual short-term incentive compensation plan target award (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (iii) a reduction in the Participant’s annual long-term incentive compensation plan target award (but excluding the conversion of any equity incentive arrangement into a cash incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; (iv) a failure to provide benefits which are substantially similar in the aggregate to the lesser of (x) the benefits under the employee benefit plans in which the Participant is participating immediately prior to the Change in Control, or (y) the benefits under employee benefit plans available to comparably situated employees at the successor entity; (v) any requirement that the Participant relocate to an office more than 35 miles from the facility where the Participant is located immediately prior to the Change in Control; or (vi) the failure of the Company to cause any successor entity to the Company to assume all obligations under the Plan as set forth in Section 7.3 hereof. Notwithstanding the foregoing with respect to subsections (i), (ii) and (iii) above, reductions to a Participant’s target annual short-term incentive compensation and/or target long-term incentive compensation of less than 10% shall not be deemed “Good Reason” if such reductions are applied to all management personnel in comparable positions at the successor entity.

2.15	Multiplier: Is the number set forth opposite the applicable Participant’s name on Appendix A hereto. A Participant’s Multiplier shall not be less than 0.25 or more than 3.0.

2.16	1934 Act: The Securities Exchange Act of 1934, as amended from time to time.

2.17	Participant: Any individual specified on Appendix A attached hereto in accordance with Article 4 hereof, and who has (i) entered into a non-solicitation agreement in the form and substance set forth on Appendix B hereto, and (ii) entered into an agreement in such form and substance as is acceptable to the Company, to waive any rights he or she may have under versions of this Plan in existence prior to the date of such agreement or any other similar agreements (including in connection with an offer for employment with the Company or its affiliates) relating to the payment of cash severance benefits in the event of a change in control of the Company (other than such benefits as may be set forth under the Company’s Stock Plans or deferred compensation plans).

2.18	Plan: The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan, as from time to time amended.

2.19	Protection Period: The period beginning with a Change in Control and ending on the second anniversary thereof.

2.20	Retirement: With respect to members of the Board, retirement pursuant to a retirement policy then in effect for members of the Board.

2.21	Retirement Savings Plan: The Hanover Insurance Group, Inc. Retirement Savings Plan, as from time to time amended.

2.22	Specified Employee: an individual reasonably determined by the Company to be a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.

2.23	Stock Plans: The Hanover Insurance Group, Inc. Amended Long-Term Stock Incentive Plan, The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan and any successor(s) to such plans or other stock option or stock incentive plans, agreements or awards.

ARTICLE 3

Plan Term and Amendment

3.1	Effective Date: The Plan shall be effective as of August 6, 2008.

3.2	Termination and Amendment

(a) Termination: Subject to the provisions of Sections 3.3 and 3.4 hereof, the Board or Committee may terminate the Plan effective on the date on which the notice requirement of Section 3.5 hereof has been satisfied.

(b) Amendments: Subject to Section 3.2(c) or Section 4.3, the Board or Committee may at any time, and from time to time, amend the Plan in any respect it deems appropriate or desirable.

(c) Amendments Impacting Rights/Obligations of Participants. Notwithstanding Section 3.2(b), any amendment to the Plan that imposes additional obligations on, or impairs the rights of, a Participant hereunder shall not be effective

(i)	without the Participant’s written consent; or

(ii)	subject to the provisions of Section 3.3 and 3.4 hereof, until the date on which the notice requirement set forth in Section 3.5 hereof has been satisfied.

3.3	Anticipatory Change in Control: In the event the Plan would otherwise terminate pursuant to Section 3.2(a) or be amended pursuant to Section 3.2(c)(ii) during any fifteen (15) month period commencing three (3) months prior to an Anticipatory Change in Control, the Plan shall terminate or be amended, as applicable, on the first anniversary of such Anticipatory Change in Control; provided, however, in the event of a Change in Control during the one-year period commencing upon such Anticipatory Change in Control, the Plan shall terminate or be amended, as applicable, on the last day of the Protection Period.

3.4	Change in Control: In the event the Plan would otherwise terminate pursuant to Section 3.2(a) or be amended pursuant to Section 3.2(c)(ii) during the Protection Period commencing upon a Change in Control, the Plan shall terminate or be amended, as applicable, on the last day of the Protection Period.

3.5	Notice: The notice requirement of this Section shall be satisfied upon the expiration of a thirty-day written notice to all Participants from the Committee of its desire to terminate or amend the Plan.

ARTICLE 4

Eligibility

4.1	General: A Participant shall be eligible to receive benefits and payments hereunder. Each Participant shall be listed on Appendix A (as amended from time to time) and shall be designated as “Executive Tier,” “Senior Management Tier” or “Management/Key Employee Tier” and assigned a Multiplier. The Participant shall receive benefits and payments hereunder in accordance with such designations.

4.2	Addition or Move: The Committee in its sole discretion may at any time add the names of additional employees of the Company or any affiliate to Appendix A or increase a Participant’s Multiplier or change a Participant from Management/Key Employee Tier to Senior Management Tier or Executive Tier, or from Senior Management Tier to Executive Tier (any such move is referred to herein as an “Upward Redesignation”), or subject to the provisions of Section 4.3 hereof, remove a Participant from Appendix A, reduce a Participant’s Multiplier, or change a Participant from Executive Tier to Senior Management Tier or Management/Key Employee Tier, or Senior Management Tier to Management/Key Employee Tier (a “Downward Redesignation”). Each such employee shall be eligible to receive benefits and payments hereunder in accordance with the employee’s designations on Appendix A.

4.3

Removal or Downward Redesignation: Except as provided in Sections 4.4 and 4.5 hereof, the Committee in its sole discretion may remove the name of any individual specified on Appendix A or cause a Downward Redesignation, in each case effective upon the expiration of the thirty day notice requirement of Section 4.6. However, a Participant who voluntarily terminates his/her employment with the Company and its affiliates shall be removed from Appendix A as of the date that his/her employment is terminated and in the case of a Participant involuntarily terminated by the Company and its affiliates at any time prior to a period commencing three (3) months prior to the occurrence of an Anticipatory Change of Control, removal of such Participant’s name from Appendix A shall occur upon the effective date of such involuntary termination. An individual removed from Appendix A shall cease to be eligible to receive benefits and payments hereunder and all rights thereto shall be without further force or effect upon removal from Appendix A. An individual whose Downward Redesignation is effective shall be eligible to receive benefits and payments hereunder in accordance with such individual’s revised designation on Appendix A. Notwithstanding any provision in the Plan to the contrary, the Committee may remove the name of any individual specified on Appendix A or cause a Downward Redesignation at any time with such individual’s written consent.

4.4	Anticipatory Change in Control: In the event of an Anticipatory Change in Control, any name to be removed from Appendix A or the subject of a Downward Redesignation pursuant to the first sentence of Section 4.3 hereof, which removal or redesignation would otherwise be effective during the fifteen (15) month period commencing three (3) months prior to such Anticipatory Change in Control, shall not be so removed or redesignated until the first anniversary of such Anticipatory Change in Control; provided, however, in the event of a Change in Control during the one-year period commencing upon such Anticipatory Change in Control, such name shall be removed from Appendix A or such redesignation shall be effective on the first day following the end of the Protection Period. Notwithstanding the foregoing, a Participant may be removed from Appendix A during the three (3) month period prior to an Anticipatory Change in Control or thereafter if such removal is due to (a) a termination for Cause, (b) the Participant voluntarily terminates his or her employment under circumstances where he or she is not otherwise eligible for benefits hereunder, (c) the individual was involuntarily terminated by the Company and the individual received severance payments in connection therewith and provided a general release of claims to the Company, or (d) the individual was involuntarily terminated by the Company effective prior to a Change in Control and the termination was unrelated to an Anticipatory Change in Control or a Change in Control.

4.5	Change in Control: In the event of a Change in Control, any name to be removed from Appendix A or the subject of a Downward Redesignation pursuant to the first sentence of Section 4.3 hereof, which removal or redesignation would otherwise be effective on or after the date of a Change in Control, shall not be so removed or redesignated, as the case may be, until the first day following the end of the Protection Period.

4.6	Notice: The notice requirement of this Section shall be satisfied upon the expiration of thirty (30) days after written notice has been received by the Participant from the Committee of its desire to remove such individual’s name from the list of Participants on Appendix A or to cause a Downward Redesignation as the case may be. No notice under this Plan is required if a Participant voluntarily terminates his employment with the Company and its affiliates, or if a Participant is involuntarily terminated by the Company and its affiliates.

ARTICLE 5

Protected Termination Benefits and Payments

5.1	General: Except as provided in Section 5.2 hereof, in the event of a Change in Control, the Company shall pay the benefits and payments specified in Sections 5.3 and 5.4 hereof if,

(a)	Participant’s employment with the Company and its affiliates is terminated without Cause during the Protection Period, or

(b)	the Participant terminates employment with the Company and its affiliates with Good Reason during the Protection Period;

provided, however, in the event of a termination pursuant to Section 5.1(b) and in order to ensure a smooth transition, the successor entity may require, as a condition to the Participant receiving the benefits and payments specified in Sections 5.3 and 5.4, that such Participant continue to provide services to, and remain employed by, the successor entity for up to 90 days, for Executive Tier Participants, or 45 days for all other Participants, following the Change in Control, provided such Participant continues to receive at least the same base salary as was in effect immediately prior to the Change in Control.

In addition, in the event a Participant believes that “Good Reason” has been triggered, the Participant must give the Company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify the Participant’s basis for determining that “Good Reason” has been triggered. The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice.

5.2	Death or Disability: Notwithstanding the foregoing, no benefits or payments shall be payable to a Participant under this Article in the event the Participant’s employment is terminated by reason of death or such Participant becomes eligible for disability benefits under the Company’s long-term disability plan.

5.3	Lump-Sum Benefits: In the event of a termination of employment specified in Section 5.1 hereof, the Company shall pay to the Participant within the later of thirty (30) days following (i) such termination, or (ii) the effectiveness of the Waiver and General Release set forth on Appendix C, a lump-sum cash amount equal to the sum of

(a)	the Multiplier times the sum of

(i)	the greater of (A) the Participant’s annual base salary in effect on the date of termination of employment or (B) the Participant’s annual base salary in effect immediately prior to the date of the Change in Control; and

(ii)	the target bonus for the Participant under the annual short-term incentive compensation plan as in effect immediately prior to the Change in Control (if the annual short-term incentive compensation plan does not have a target bonus for the year in which the Change of Control occurred, the most recent target bonus shall be used);

(b)	an amount equal to the target bonus under the annual short-term incentive compensation plan for the plan year in which the Participant’s employment is terminated, times a fraction (not more than one (1)) the numerator of which shall be the number of days the Participant is employed by the Company or any affiliate during the plan year in which the Participant’s employment is terminated and the denominator of which shall be 365;

(c)	if not paid prior to the termination of employment, the Participant’s annual short-term incentive compensation plan award for the year prior to the year in which the Participant’s employment is terminated; and

(d)	the Multiplier (not to exceed 1.0) times the amount which would be credited to the Participant’s account balance(s) under the Retirement Savings Plan and the Excess Plan, in the plan year in which the Participant’s employment is terminated, assuming the account balance increase reflecting the employer matching contribution is determined by using the same match rate as the Participant had elected for the most recent plan year under the Retirement Savings Plan and disregarding for purposes of the employer non-elective contribution the requirement that the Participant be employed on the last day of the calendar year and further assuming the Participant’s eligible compensation (as defined in the respective plans) to be the greater of (A) the Participant’s eligible annualized rate of compensation for the plan year in which the Participant’s employment is terminated or (B) the Participant’s eligible compensation for the plan year immediately preceding the year in which the Change in Control occurred.

5.4	Other Benefits: In the event of a termination of employment specified in Section 5.1 hereof, the Company shall

(a)	provide dental and health plan coverage for the Coverage Period for the Participant and the applicable dependents substantially similar to the benefits available to Participants under the group dental and health plans maintained by the Company or any affiliate for employees of a level similar to that of such Participant immediately prior to such Change in Control;

(b)	provide for the Coverage Period outplacement services to the Participant through the Company’s preferred service provider(s) which are substantially equivalent to outplacement services provided by the Company to employees of a similar level as the Participant on the date immediately prior to the Change in Control, or, at the Participant’s election, the Participant may obtain outplacement services from an outplacement provider of his or her choice, provided that the expense to the Company shall not exceed the amount that would have otherwise been paid to the Company’s preferred service provider. The provider of choice will be directly reimbursed by the Company.

(c)	discontinue one or more of the benefits provided under Sections 5.4(a) and 5.4(b) if a Participant obtains employment with another company pursuant to which group health benefits are available.

5.5	Release: Notwithstanding the foregoing, no amounts shall be payable under Sections 5.3 and 5.4 hereof unless the Participant executes a Waiver and General Release, in the form provided in Appendix C attached hereto, within twenty (20) days (or such longer period as is required by law) of his or her termination and such agreement becomes effective.

5.6	Interim Period:

(a)	In the event a Participant’s employment with the Company and its affiliates is terminated by the Company without Cause during the period commencing three (3) months prior to an Anticipatory Change in Control and ending upon a Change in Control (the “Interim Period”), and a Change of Control occurs within the one-year period after the date of the Anticipatory Change of Control, such Participant shall become entitled to the benefits he or she otherwise would have received if such termination had occurred on the date of the Change in Control (based on his or her annual salary and target bonus immediately prior to the date of actual termination); provided however,

(i)	any benefits payable shall be reduced by any severance or similar payments or benefits otherwise paid or payable by the Company or its affiliates in connection with such termination;

(ii)	such Participant shall be subject to the same obligations and responsibilities as any other Participant receiving similar benefits hereunder (including, without limitation, the requirement to provide waivers and releases under Section 5.5); and

(iii)	no benefits shall be payable as a result of the application of this Section 5.6 if (1) the removal of such Participant’s name from Appendix A had become effective, (2) a Change in Control does not occur, (3) the Participant previously provided a general release of claims to the Company in connection with his or her prior termination, (4) the Participant otherwise agrees or agreed in writing to waive the right to such payments or benefits, or (5) the termination was unrelated to an Anticipatory Change in Control or a Change in Control.

(b)	If during the Interim Period,

(i)	any change is made to a Participant’s duties or responsibilities, or any reduction is made to the Participant’s salary or annual short-term or long-term incentive compensation target opportunity, or any reduction is made with respect to other benefit plans (excluding with respect to any such plan any across-the-board reductions in benefits effected with respect to all similarly situated employees of the Company), or

(ii)	the Participant is required to relocate to an office more than 35 miles from the facility where the Participant is located immediately prior thereto (the events referred to in clauses (i) and (ii) are collectively referred to as a “Change, Reduction or Relocation”), then for purposes of determining whether Good Reason exists, or determining benefits payable pursuant to this Plan, such Participant’s duties and responsibilities, salary and annual short-term or long-term incentive compensation target opportunity, or other benefit plan, or location, as applicable, shall be applied as of the date of the commencement of the Interim Period; provided, however, this Section 5.6(b) shall not apply if such Change, Reduction or Relocation was unrelated to an Anticipatory Change in Control or a Change in Control.

ARTICLE 6

Taxation of Benefits and Payments

6.1	Withholding Taxes: The Company may withhold from the Participant’s benefits and payments payable hereunder the amount which it determines is necessary to satisfy its obligation to withhold federal, state and local income taxes or other taxes or amounts required to be withheld.

6.2

Certain Tax Matters. Payments under the Plan (including any payments pursuant to Section 7.2 hereof) shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Participant) would be limited or precluded by section 280G of the

Code and without regard to whether such payments (or any other payments) would subject the Participant to the excise tax levied on certain “excess parachute payments” under section 4999 of the Code; provided, that if (i) the total of all “parachute payments” (as that term is defined in section 280G(b)(2) of the Code, applied without regard to the last sentence thereof) to or for the benefit of the Participant (whether pursuant to the Plan or otherwise), determined on a pre-tax basis and before the application of the adjustment or gross-up provisions of this Section 6.2 (the “Participant’s Pre-Adjustment Parachute Payments”), equals or is less than 110% (one hundred ten percent) of the Participant’s “safe harbor amount” as hereinafter defined, and (ii) payments to or for the benefit of the Participant, after reduction for all federal taxes (including the excise tax described in section 4999 of the Code, if applicable) with respect to such payments (the “Participant’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under the Plan, amounts payable under the Plan shall be automatically reduced to the extent, and only to the extent, necessary to maximize the Participant’s Total After-Tax Payments (such reductions are referred to herein as “Payment Reductions”). Any Payment Reductions shall be applied, first, against the benefits described in Section 5.4, starting with those coverages, if any, that constitute “nonqualified deferred compensation” subject to Section 409A of the Code and only if additional reductions are necessary against the lump-sum benefit described in Section 5.3.

If the total of the Participant’s Pre-Adjustment Parachute Payments exceeds 110% (one hundred ten percent) of the Participant’s safe harbor amount, none of such payments, including any payments under the Plan, shall be reduced by reason of this Section 6.2 and instead the Company shall pay to the Participant an additional payment (the “Gross-up Payment”) in an amount such that after reduction for all taxes, including the excise tax described in section 4999 of the Code, with respect to the Gross-up Payment, the remaining amount equals the excise tax described in section 4999 of the Code with respect to the Participant’s Pre-Adjustment Parachute Payments. For purposes of this Section 6.2, a Participant’s “safe harbor amount” shall equal the excess over one dollar of three (3) times the Participant’s “base amount” as that term is defined in section 280G(b)(3) of the Code, and the term “payment” shall include any “payment in the nature of compensation” as that term is defined in the regulations issued under section 280G of the Code. In determining the amount of any Gross-up Payment under this Section 6.2, a Participant shall be deemed to pay federal, state and local income taxes (for the jurisdiction where the Participant most recently filed a return for such taxes) at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made.

Any Gross-up Payment shall be paid in connection with or as soon as practicable after the remittance to the applicable taxing authorities of the underlying taxes and in all events not later than the close of the calendar year following the calendar year in which such remittance takes place.

6.3	Determination of Excise Tax: All determinations of Gross-up Payments that are required to be made under Section 6.2 hereof shall be made by PricewaterhouseCoopers LLP or such other public accounting firm as may be retained by the Company prior to the Change of Control. The determination by such accounting firm shall be final and conclusive, absent manifest error.

6.4

Claim by Internal Revenue Service: As soon as practicable, a Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under section 4999 of the Code. If the Company notifies the Participant in writing that it desires to contest such claim, the Participant shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall, in a manner consistent with any applicable requirements of Section 409A of the Code, advance the amount of such payment to the Participant on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (any such hold-harmless payment to be paid contemporaneously with, or as soon as practical after, the remittance to the applicable taxing authorities of the underlying taxes and in all events not later than the close of the calendar year following the calendar year in which such remittance takes place); and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to the imposition of the excise tax under section 4999 of the Code and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

ARTICLE 7

Miscellaneous

7.1	No Mitigation and Burden of Proof:

(a)	Except as otherwise set forth herein, no benefit or payment payable hereunder shall be subject to offset including, but not limited to, amounts in respect of any claims which the Company may have against the Participant, provided, however, the amount payable hereunder to any Participant shall be reduced by any amounts payable to such Participant from the Company or any affiliate pursuant to any other severance plan or policy (including any employment agreement), but excluding, for avoidance of doubt, any rights or benefits described under Section 4 of Appendix C.

(b)	In the event the Company seeks to avoid payment of any benefits or amounts hereunder on the basis that a termination, Change, Reduction or Relocation was “unrelated to an Anticipatory Change in Control or a Change in Control,” it shall be the Company’s burden to establish that such action was in fact so unrelated.

7.2

Legal Fees: The Company shall reimburse all costs and expenses, including attorneys’ fees, of the Participant in connection with any legal proceedings relating to the Plan; provided, however, the Company shall not reimburse such costs and expenses for the Participant if (a) prior to the initiation of any proceedings by the Participant, such Participant fails to specify in writing all claims relating to the Plan and to provide the Committee with thirty (30) days to address such claims, or (b) the judge or other individual presiding over the proceedings affirmatively finds that (i) the Participant did not initiate such proceedings in good faith, or (ii) the Participant violated in any material respect the terms of the agreement set forth on Appendix B or the Waiver and Release required under Section 5.5 hereof.

7.3	Successors: If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the duties set forth hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place (including but not limited to Section 7.6 hereof).

7.4	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding that such member was not acting in good faith on the reasonable belief that he or she was acting in the best interests of the Company; provided that upon the institution of any such action, suit or proceeding, a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

7.5	Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

7.6	Survival: Notwithstanding any provision in the Plan to the contrary, the obligations hereunder to the Participants which arise due to an Anticipatory Change in Control or a Change in Control shall survive any termination of the Plan and shall be binding upon the Company.

7.7	Notice: All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt, or five (5) days after deposit in the United States mail, registered or certified and return receipt requested, for delivery to

(a)	the Committee at The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653; or

(b)	the Participant at the last known address specified in the Company’s records.

Any notice required to come from the Committee shall be deemed to be satisfied by a notice from an authorized officer of the Company following approval by the Committee of the action described in such notice.

7.8	Governing Law: The validity, construction and effect to the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts (except as to matters governed by the Delaware General Corporation Law, as to which Delaware law shall apply).

7.9	Section 409A: Notwithstanding any other provision hereunder:

(a)	The Plan and all benefit payments hereunder shall be construed and applied consistent with the applicable requirements for exemption from, or for complying with, Section 409A of the Code.

(b)	Any payment or benefit hereunder, or portion thereof, that in the reasonable determination of the Company constitutes “nonqualified deferred compensation” subject to Section 409A of the Code and that is payable to a Participant who at the relevant time is a Specified Employee shall, to the extent, if any, reasonably determined by the Company to be required by Section 409A, be paid or provided not earlier than six months following the Participant’s separation from service.

(c)	All references in the Plan to termination of employment, separation from service, retirement and similar or correlative terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

(d)	Except as otherwise expressly provided under the Plan, any reimbursement under the Plan to a Participant shall be paid or provided consistent with the Treasury Regulations under Section 409A of the Code.

7.10	No Effect on Employment. Nothing contained in this Plan shall be construed to limit or restrict the right of the Company to terminate the Participant’s employment at any time, with or without cause or notice, or to increase or decrease the Participant’s compensation from the rate of compensation in existence at the time such person became a Participant hereunder.

7.11	Arbitration. If any dispute shall arise between a Participant and the Company with reference to the interpretation of this Plan or the rights of any party with respect to the Plan, the dispute shall be referred to arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings will be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon the Participant and the Company, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, the Company does not waive its rights to specifically enforce in court, the obligations set forth in agreements set forth on Appendix B and C, and specifically, the Company may file and sustain a claim in court to enforce such rights.

APPENDIX B

AGREEMENT RELATED TO NON-SOLICITATION AND OTHER MATTERS

This Agreement is made this      day of             , 20     between THE HANOVER INSURANCE GROUP, INC., a Delaware corporation (hereinafter referred to collectively with its subsidiaries, as the “Company”), and                      (the “Employee”).

WHEREAS, Employee acknowledges that the Company could be significantly harmed if the Employee solicits the Company’s employees, agents, brokers, or clients, or discloses any proprietary or confidential business information of the Company.

NOW, THEREFORE, in consideration of the continued employment of the Employee by the Company and the protection afforded Employee by being designated a “Participant” under The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Plan”) (whether or not benefits are ever triggered thereunder), the Employee and the Company agree as follows:

1. Solicitation.

During the period that the Employee is employed by the Company and for a period of one (1) year (two (2) years for Employees with Multipliers (as that term is defined in the Plan) of 2.0 or greater) after the termination thereof, the Employee will not directly or indirectly:

(a)	hire, recruit, solicit or induce, attempt to induce, or assist or encourage a third party to hire, recruit, solicit or induce or attempt to induce any employee(s), agent(s) or broker(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company; or

(b)	divert or take away, attempt to divert or to take away, or assist or encourage a third party to divert or take away, the business or patronage of any of the policyholders, agents, clients, customers or accounts of the Company which were contacted, solicited or served while the Employee was employed by the Company.

In addition, the restrictions set forth in this Section 1(b) shall apply to prospective agents, policyholders, clients, customers or accounts of the Company which were contacted or solicited by the Employee or which the Employee has specific knowledge that such prospective agents, policyholders, clients, customers, or accounts were solicited by the Company while the Employee was employed by the Company. Any prospective agent, policyholder, client, customer or account, which does not, within a one year period from the date of initial contact become an agent, policyholder, client, customer or account of the Company, shall no longer be considered a prospective agent, policyholder, client, customer or account of the Company, unless a new contact or solicitation is instituted by the Employee or by the Company with the Employee’s knowledge.

2. Unenforceability.

(a)	If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(b)	The restrictions contained in Section 1 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of Section 1 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

3. Proprietary Information and Developments.

3.1	Proprietary Information.

(a)	Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s products, services, customers or business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include products, processes, methods, techniques, projects, plans, research data, financial data, personnel data, computer programs, and policyholders, client, agent, broker and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by a vice president of the Company, either during or after his/her employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)	Employee agrees that all files, letters, memoranda, reports, records, data or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company.

(c)	Employee agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how records and tangible property of clients of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.2	Developments.

(a)	Employee agrees that all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”) shall be the sole property of the Company.

(b)	Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 3.2 shall not apply to developments which are wholly unrelated to the present or planned business of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(c)	Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem are reasonably necessary or desirable in order to protect its rights and interests in any Development.

4. Other Agreements.

Except for [Employee to insert exceptions; the acceptance by the Company of which shall be evidenced by the Company’s signature to this Agreement], Employee hereby represents that he/she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him/her in confidence or in trust prior to his/her employment with the Company.

5. Non-Disparagement. Employee shall make no statements, whether oral, written or electronic, that would tend to disparage, criticize or ridicule the Company.

6. Cooperation. Upon termination from the Company, Employee agrees to respond to questions and/or inquiries and provide other information concerning matters that were within the ambit of his or her responsibilities during employment with the Company. It is anticipated that most matters will be addressed through phone calls and/or e-mails.

7. Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon receipt or five (5) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section:

The Company:	The Hanover Insurance Group, Inc.
440 Lincoln Street
Worcester, MA 01653
Attention: General Counsel

The Employee: Home Address as reflected on Company records.

8. Pronouns.

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9. Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject this of this Agreement.

10. Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

11. Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

12. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

13. Miscellaneous.

13.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4 Nothing contained in this Agreement shall be construed to limit or restrict the right of Company to terminate the Employee’s employment at any time, with or without cause or notice, or to increase or decrease the Employee’s compensation from the rate of compensation in existence on the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

THE HANOVER INSURANCE GROUP, INC.

By:

EMPLOYEE

Name:

APPENDIX C

Waiver and General Release

1. In exchange for the benefits and payments offered to me by The Hanover Insurance Group, Inc. as set forth in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Plan”), I hereby release The Hanover Insurance Group, Inc. and all of its past and/or present divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors and assigns, in their individual and/or representative capacities (the “Company”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever which I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company, whether known or unknown to me, by reason of my employment and/or cessation of employment with the Company or otherwise involving facts relating to such employment which occurred on or prior to the date that I have signed this Release, including without limitation all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Reconstruction Era Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state and local laws, statutes, rules and regulations pertaining to employment, as well as any and all claims under state contract or tort law.

2. I represent that I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise specified above involving facts which occurred on or prior to the date that I have signed this Waiver and General Release.

3. I understand and agree that if

(i)	I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violate the terms of this Waiver and General Release;

(ii)	without prior written consent from the Company, I disclose to any other person or entity any non-public information concerning the Company’s financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information other than through a breach by me of my fiduciary duties to the Company or which cannot reasonably be expected to adversely affect the business of the Company, unless required to do so by a court of competent jurisdiction or other governmental authority with purported or apparent jurisdiction;

(iii)	I, directly or indirectly, hire, recruit, solicit or induce, attempt to hire, recruit, solicit or induce, or assist or encourage a third party to hire, recruit, solicit or induce, any person who was employed by the Company (including any of its affiliates, as determined at the time of such termination) at the time of my termination of employment, to terminate his or her employment with the Company (or any of such affiliates) during the one year period commencing on the date of my termination of employment, or, during such one year period, I otherwise interfere in any way with the Company’s relationship with any such employee;

(iv)	I violate the terms of any non-solicitation agreement between myself and the Company, including, without limitation, any provisions of the Agreement Relating to Non-Solicitation and Other Matters attached to the Plan as Appendix B, which agreement I hereby reaffirm as of the date hereof and represent and warrant is fully enforceable and I waive any claim that such agreement is not enforceable in any respect; or

(v)	I make any statements, whether oral, written or electronic, that would tend to disparage, criticize or ridicule the Company;

the Company shall have the right to the return of the benefits and payments paid to me by the Company under the Plan (together with interest thereon at the rate of six (6) percent per annum from the date of receipt by me to the date of payment by me).

4. Notwithstanding the foregoing, in no event shall this Waiver and Release be construed to waive or release any rights I may have

(i)	to be indemnified under the Company’s Charter, By-Laws, other agreements or documents or statutory provisions providing such indemnification;

(ii)	under the Company’s Stock Plans, Retirement Savings Plan, Excess Plan, qualified defined benefit plans, or pursuant to any deferred compensation plan or arrangement or any other agreements or arrangements which by their nature and intent are intended and would be expected to survive; or

(iii)	under any insurance policy issued by the Company or its affiliates to me as a policyholder or a beneficiary thereof.

5. Notwithstanding the foregoing, nothing in this Agreement shall preclude me from (a) filing a charge or complaint with the Equal Opportunity Commission, (b) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Opportunity Commission or state civil rights agency, or (c) exercising my rights under COBRA, but I hereby waive any and all rights to recover under, or by virtue of, any such charge, complaint, investigation, hearing or proceeding.

6. I also agree to respond to questions and/or inquiries and provide other information concerning matters that were within the ambit of my responsibilities during my employment with the Company. It is anticipated that most matters will be addressed through phone calls and/or e-mails.

7. I understand and agree that I shall notify the Company in writing, as soon as practicable, of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the excise tax under section 4999 of the Code. I further understand and agree that if the Company notifies me in writing that it desires to contest such claim, I shall cooperate in all reasonable ways with the Company in accordance with the provisions of Section 6.4 of the Plan.

8. I have read this Waiver and General Release carefully, have been given at least 45 days to consider all of its terms, have been advised to consult with an attorney and any other advisors of my choice, and fully understand that by signing below I am, to the extent provided herein, giving up any right which I may have to sue or bring any other claims against the Company. I have not been forced or pressured in any manner whatsoever to sign this Waiver and General Release, and I agree to all of its terms voluntarily.

9. I understand that I have seven days from the date I have signed this Waiver and General Release below to revoke this Waiver and General Release, that this Waiver and General Release will not become effective until the 8th day following the date that I have signed this Waiver and General Release, and that the Company will have no obligation to pay me the benefits and payments under the Plan as agreed unless this Waiver and General Release becomes effective.

10. I further understand that this Waiver and General Release is the complete and exclusive statement of its terms and any waiver prior to the date of my signature below with respect to the Plan shall be without further force or effect on the effective date of this Waiver and General Release.

11. Capitalized terms used without definition herein shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company has caused this Waiver and General Release to be executed by a duly authorized officer of the Company and I have executed this Waiver and General Release as of the date set forth below.

Name of Participant

Signature

Date

The Hanover Insurance Group, Inc.

By :

Title:

Date: